EXHIBIT 99.1

                                Suburban Propane

One Suburban Plaza - 240 Route 10 West - P.O. Box 206 - Whippany, NJ 07981-0206
                               Office 973-887-5300
                         http://www.suburbanpropane.com


                                  NEWS RELEASE

For Immediate Release
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                         SUBURBAN PROPANE PARTNERS, L.P.
                         ANNOUNCES RECAPITALIZATION PLAN
                         TO BUY BACK SUBORDINATED UNITS


Whippany, New Jersey, November 30, 1998 -- Suburban Propane Partners, L.P. (NYSE:SPH) today announced that it has signed definitive agreements with Millennium Chemicals Inc., the parent of Suburban's General Partner, to purchase Millennium's entire equity interest in the Partnership, thus extinguishing 100 percent of the currently outstanding subordinated partnership units.

Under the terms of the plan, Millennium's approximate 24.4 percent subordinated limited partner interest in the Partnership will be purchased by Suburban Propane and retired, thereby increasing the ownership interest of the common unit holders from approximately 74 percent to 98 percent. As a result, all future increases in distributions would inure principally to the benefit of the common unit holders.

Common unit holder value will be further enhanced by the elimination of the requirement for the Partnership to repay $22 million in APUs currently outstanding under the Distribution Support Agreement with Millennium, which will be replaced by an alternative support arrangement provided by the Partnership. In addition, the transaction will increase the tax shield available to the common unit holders. A new entity formed by management of Suburban Propane will purchase Millennium's 2 percent general partner interest. Total proceeds to Millennium as a result of the recapitalization transactions will be $75 million. In connection with the transaction, the Partnership anticipates that non-recurring charges totaling approximately $15 million will be incurred. The majority of these charges result from the vesting of restricted units under Suburban's Restricted Unit Plan, which is a non-cash charge.






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The Partnership also announced that it has decided, for the fiscal year ended
September 26, 1998, to reflect a $2 million special charge related to the denial of insurance coverage for certain claims, which denial was communicated subsequent to year-end. As a result, the Partnership's previously reported EBITDA for Fiscal Year 1998 is reduced from $107.3 million to $105.3 million.

The recapitalization and substitution of the new general partner were approved by the Partnership's Board of Supervisors upon the recommendation of its Elected Supervisors acting as a Special Committee. Consummation of the transactions is subject to certain conditions, including the approval of Suburban's public common unit holders and Suburban's senior note holders.

In making this announcement, Suburban Propane's President and Chief Executive Officer, Mark A. Alexander said, "We are excited with the prospects of moving to a capital structure that further expands our opportunities to increase common unit holder value and completes our program to align all interests with those of our common unit holders. We look forward to continuing the implementation of our strategic initiatives to enhance productivity and customer satisfaction. On behalf of Suburban, I want to express our thanks to Millennium Chemicals for their continuing support throughout a period during which we have made significant progress in achieving sustainable improvement in our business."

Statements made in this press release that relate to Suburban Propane's expectations or predictions are forward-looking statements. Suburban's actual results may differ materially from those projected in such forward-looking statements. Additional information that could cause actual results to differ materially from those discussed in forward-looking statements is contained in the Company's SEC filings, including its Form 10K for the fiscal year ended September 27, 1997. Copies of these filings, including 10Ks and 10Qs may be obtained by contacting Suburban or the SEC.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928 and is the nation's third largest propane gas marketer. The Partnership serves over 700,000 residential, commercial, industrial and agricultural customers through more than 350 customer service centers in more than 40 states. Corporate news, unit prices and additional information about Suburban are available 24 hours a day, 7 days a week on the company's web site. Via the Internet, go to www.suburbanpropane.com. To receive news releases via fax: Dial 800-758-5804 and input extension 112074.



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Company contact:  Robert M. Plante
                  Treasurer
                  (973) 503-9252

































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